UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2004382
(State or other jurisdiction	IRS Employer
of incorporation or organization)	Identification No.)

11055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 217-4838

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 27, 2012, Trovagene, Inc. (the “Company”) filed a certificate of amendment to its Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 100,000,000 to 150,000,000.  A copy of the Certificate of Amendment is filed herewith as Exhibit 3.1.

Item 5.07                     Submission of Matters to a Vote of Security Holders

On April 27, 2012, the Company held a special meeting of its shareholders at which the following actions were taken:

A proposal to amend the Company’s 2004 Stock Option Plan to increase the number of shares thereunder to 22,000,000 from 12,000,000 shares was approved.  The stockholders cast 33,109,924 votes in favor of this proposal and 84,969 votes abstained.

A proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of not less than one-for-two and not more than one-for-six at any time prior to April 27, 2013, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion.  The stockholders cast 37,638,770 votes in favor of this proposal and 150,885 votes abstained.

A proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect an increase in the number of authorized shares of common stock from 100,000,000 to 150,000,000.  The stockholders cast 37,625,644 votes in favor of this proposal and 164,011 votes abstained.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on April 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         May 1, 2012

TROVAGENE, INC.

By:	/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer